UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 16, 2007

Date of Report (date of earliest event reported)

ADVENT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

State of Delaware	0-26994	94-2901952
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

600 Townsend Street
San Francisco, California 94103
(Address of principal executive offices)

(415) 543-7696
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 8.01 Other Events
SIGNATURES

ITEM 8.01 Other Events

During fiscal year 2002, Advent Software, Inc. (the “Company”) acquired approximately 16% of the outstanding shares of LatentZero Limited (“LatentZero”), a privately held company in the United Kingdom. On April 16, 2007, the Company, together with other LatentZero shareholders, entered into a conditional agreement to sell their ownership in LatentZero to royalblue group plc. The maximum possible consideration to the Company from the sale of its ownership interest in LatentZero is approximately $17 million, comprised of initial consideration of approximately $10 million, payable at completion of the sale transaction and subject to certain closing contingencies and fees, and up to an aggregate $7 million of deferred contingent consideration for fiscal years 2007 and 2008. For fiscal 2007 and 2008, the payment of the deferred contingent consideration is dependent on the achievement of performance objectives related to revenue and operating profit. Consideration is denominated in Pounds Sterling (GBP) in the conditional agreement and the actual amounts of consideration in U.S. dollars to be received by the Company may differ depending on foreign exchange rates at the time of payment. The sale transaction is anticipated to be completed during the second quarter of 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVENT SOFTWARE, INC.

By:	/s/ Graham V. Smith
Graham V. Smith
Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

Dated: April 20, 2007